UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BSQUARE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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BSQUARE CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 8, 2011

TO THE SHAREHOLDERS:

Notice is hereby given that the 2011 Annual Meeting of Shareholders of BSQUARE CORPORATION, a Washington corporation (the “Company”), will be held on Wednesday, June 8, 2011 at 10:00 a.m., local time, at the Company’s offices at 110 110th Avenue NE, Suite 200, Bellevue, Washington 98004, for the following purposes:

1.	To elect one Class II director to serve for the ensuing three years as a member of the Company’s Board of Directors and until his successor is duly elected;

2.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 22, 2011 as the record date for the determination of shareholders entitled to vote at this meeting. Only shareholders of record at the close of business on April 22, 2011 are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

All shareholders are invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if the shareholder has previously returned a proxy.

By Order of the Board of Directors

Scott C. Mahan
Vice President, Finance & Operations,
Chief Financial Officer, Secretary and Treasurer

Bellevue, Washington

May 4, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 8, 2011:

The proxy statement and annual report to shareholders are available at www.bsquare.com/investor/proxy.

BSQUARE CORPORATION

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

PROCEDURAL MATTERS

General

The enclosed proxy is solicited by the Board of Directors of BSQUARE Corporation, a Washington corporation, for use at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, June 8, 2011 at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company’s principal executive offices at 110 110th Avenue NE, Suite 200, Bellevue, Washington 98004. The Company’s telephone number at its principal executive offices is (425) 519-5900. As used in this proxy statement, “we,” “us,” “our” and the “Company” refer to BSQUARE Corporation.

These proxy solicitation materials were mailed on or about May 4, 2011 to all shareholders entitled to vote at the Annual Meeting.

Record Date and Outstanding Shares

Only shareholders of record at the close of business on April 22, 2011 (the “record date”) are entitled to receive notice of and to vote at the Annual Meeting. The only outstanding voting securities of the Company are shares of common stock, no par value. As of the record date, 10,584,873 shares of our common stock were issued and outstanding, held by 144 shareholders of record.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use by delivering to the Secretary of the Company, at the address referenced above, a written instrument revoking the proxy or delivering a duly executed proxy bearing a later date (in either case no later than the close of business on June 7, 2011) or by attending the Annual Meeting and voting in person.

Voting and Solicitation

Each holder of common stock is entitled to one vote for each share held.

This solicitation of proxies is made by our Board of Directors, and all related costs will be borne by the Company. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers or other employees (without additional consideration).

Shareholders of Record and “Street Name” Holders

Where shares are registered directly in the holder’s name, that holder is considered the shareholder of record with respect to those shares. If shares are held in a stock brokerage account or held by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. Those shares are said to be held in “street name” on behalf of the beneficial owner of the shares. Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction form provided by that broker, bank, trust or other nominee.

Quorum; Abstentions; Broker Non-Votes

At the Annual Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by shareholders. A quorum exists when holders of a majority of the total number of outstanding shares of common stock that are entitled to vote at the Annual Meeting are present at the Annual Meeting in person or by proxy. A quorum is necessary for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be included in determining the presence of a quorum at the Annual Meeting.

Broker non-votes may occur as to shares held in street name. Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, in the absence of instructions from the beneficial owner of those shares, brokers may vote those shares on behalf of their clients with respect to “routine” matters (such as the ratification of auditors), but not with respect to non-routine matters (such as the election of directors). If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that casts votes with respect to routine matters but not with respect to non-routine matters. The “non-vote” with respect to non-routine matters is called a “broker non-vote.”

With regard to Proposal No. 1, the nominee for election to the Board of Directors who receives the greatest number of votes cast “for” the election of the director by the shares present, in person or by proxy, will be elected to the Board of Directors and abstentions and broker non-votes will have no effect on the outcome. Shareholders are not entitled to cumulate votes in the election of directors.

The approval of Proposal No. 2, the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm, will require that the votes cast in favor of the proposal exceed the votes cast against the proposal, and abstentions and broker non-votes will have no effect on the outcome.

All shares entitled to vote and represented by properly executed, unrevoked proxies received prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted for the election of the Class II director nominated by the Governance and Nominating Committee of the Board of Directors and for the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2011.

If any other matters are properly presented for consideration at the Annual Meeting, which may include, for example, a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters as they deem advisable. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Deadlines for Receipt of Shareholder Proposals

Shareholder proposals may be included in our proxy statement and form of proxy for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials. For a shareholder proposal to be considered pursuant to Rule 14a-8 for inclusion in our proxy statement and form of proxy for the annual meeting to be held in 2012, we must receive the proposal at our principal executive offices, addressed to the Secretary of the Company, no later than January 5, 2012. Submitting a shareholder proposal or director nomination does not guarantee that it will be included in the Company’s proxy statement and form of proxy.

In addition, a shareholder proposal that is not intended for inclusion in the Company’s proxy statement and form of proxy under Rule 14a-8 shall be considered “timely” within the provisions of our Bylaws and may be brought before the 2012 annual meeting of shareholders provided that we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Secretary of the Company at our principal executive offices, no later than March 10, 2012. A copy of the full text of our Bylaws may be obtained by writing to the Secretary of the Company at our principal executive offices.

We strongly encourage any shareholder interested in submitting a proposal to contact the Secretary of the Company in advance of these deadlines to discuss any proposal he or she is considering, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. All notices of shareholder proposals, whether or not intended to be included in the Company’s proxy materials, should be in writing and sent to our principal executive offices, located at: BSQUARE Corporation, 110 110th Avenue NE, Suite 200, Bellevue, Washington 98004, Attention: Secretary.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Articles of Incorporation provide that the Board of Directors has seven seats, divided into three classes, with each class having a three-year term. A director serves in office until his or her respective successor is duly elected and qualified unless the director is removed, resigns or, by reason of death or other cause, is unable to serve in the capacity of director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. Set forth below is certain information furnished to us by the director nominee and by each of the incumbent directors whose terms will continue following the Annual Meeting. There are no family relationships between any of our directors or officers.

Nominee for Director

One Class II director is to be elected at the Annual Meeting for a three-year term ending in 2014. The Governance and Nominating Committee of the Board of Directors has nominated Brian T. Crowley for election as Class II director. Mr. Crowley is a current director and was most recently elected by the shareholders at the 2008 annual meeting. Donald B. Bibeault was also elected by the shareholders at the 2008 annual meeting as a Class II director. On April 12, 2011, Mr. Bibeault notified the Board of Directors that he did not intend to stand for reelection to the Board at the Annual Meeting. The Governance and Nominating Committee and the Board of Directors have decided to leave the Class II director position that was held by Mr. Bibeault vacant while the Board of Directors considers the selection of a new director.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of Mr. Crowley to the Board of Directors. Mr. Crowley has indicated that he will serve if elected. The Company does not anticipate that Mr. Crowley will be unable or unwilling to stand for election, but, if that occurs, all proxies received may be voted by the proxy holders for another person nominated by the Governance and Nominating Committee. As we have only named one nominee, proxies cannot be voted for more than one person.

Vote Required for Election of Director

If a quorum is present, the nominee for election to the Board of Directors receiving the greatest number of votes cast “for” the election of the director by the shares present, in person or by proxy, will be elected to the Board of Directors.

Nominees and Other Directors

The name and certain information as of the record date regarding the nominee and each director continuing in office after the Annual Meeting are set forth below:

Name of Director Nominee	Age	Positions with the Company	Director Since	Term Expires
Brian T. Crowley.	50	President and Chief Executive Officer, Director	2003	2011 (Class II)

Name of Continuing Director	Age	Positions with the Company	Director Since	Term Expires
Elwood D. Howse, Jr.	71	Director	2002	2012 (Class III)
William D. Savoy	46	Director	2004	2012 (Class III)
Elliott H. Jurgensen, Jr.	66	Chairman of the Board	2003	2013 (Class I)
Scot E. Land	56	Director	1998	2013 (Class I)
Kendra A. VanderMeulen	59	Director	2005	2013 (Class I)

Brian T. Crowley has been our President and Chief Executive Officer and a director since July 2003. From April 2002 to July 2003, Mr. Crowley served as our Vice President, Product Development. From December 1999 to November 2001, Mr. Crowley held various positions at DataChannel, a developer of enterprise portals, including Vice President of Engineering and Vice President of Marketing. From April 1999 to December 1999, Mr. Crowley was Vice President, Operations of Consortio, a software company. From December 1997 to April 1999, Mr. Crowley was Director of Development at Sequel Technology, a network solutions provider. From 1986 to December 1997, Mr. Crowley held various positions at Applied Microsystems Corporation, including Vice President and General Manager of the Motorola products and quality assurance divisions. Mr. Crowley also serves as a director of the Washington Technology Industry Association (WTIA). Mr. Crowley holds a B.S. in Electrical Engineering from Arizona State University. The Board of Directors has concluded that Mr. Crowley should serve as a director because of the experience he brings as our Chief Executive Officer as well as prior management experience within our industry in product development, engineering management, and mergers and acquisitions. As our Chief Executive Officer, Mr. Crowley has first-hand knowledge of our business and brings to our Board of Directors unique insight and knowledge of our operations and strategic opportunities.

Elwood D. Howse, Jr. has been a director since November 2002. Mr. Howse was formerly President of Cable & Howse Ventures, a Northwest venture capital management firm he helped form in 1977. In 1982 Mr. Howse also participated in the founding of Cable, Howse and Ragen, an investment banking and stock brokerage firm. Mr. Howse has served as corporate director and advisor to various public, private and non-profit enterprises. He served on the board of the National Venture Capital Association and is past President of the Stanford Business School Alumni Association. He currently serves on the boards of directors of Capstone Therapeutics Corp., a publicly traded company, Formotus, Inc. and Universal Water Group, Inc., both of which are privately held, and not-for profits Junior Achievement USA and Junior Achievement of Washington. He has served on a number of other corporate boards in the past. Mr. Howse received both a B.S. in engineering and an M.B.A. from Stanford University and served in the U.S. Navy submarine force. The Board of Directors has concluded that Mr. Howse should serve as a director because of his extensive service as a venture capitalist, board member and advisor to several other technology companies, which enables him to provide essential strategic leadership to our management team and Board of Directors. In addition, Mr. Howse brings to our Board of Directors substantial financial expertise which enables him to serve as the Chair of our audit committee.

Elliott H. Jurgensen, Jr. has been a director since January 2003 and has served as the Chairman of the Board since October 2008. Mr. Jurgensen retired from KPMG LLP in 2003 after 32 years, including 23 years as an audit partner. During his career he held a number of leadership roles, including Managing Partner of the Bellevue, Washington office of KPMG from 1982 to 1991, and Managing Partner of the Seattle, Washington office of KPMG from 1993 to 2002. He is also a director of McCormick & Schmick’s Seafood Restaurants, Inc., a publicly traded company, as well as ASG Consolidated, LLC and Varolii Corporation, both privately held. Mr. Jurgensen has a B.S. in accounting from San Jose State University. Mr. Jurgensen’s career at KPMG gives him the requisite experience to qualify as an “audit committee financial expert” having “financial sophistication” for audit committee purposes. The Board of Directors has concluded that Mr. Jurgensen should serve as a director because he brings to our Board of Directors substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing publicly-traded companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He also brings professional service expertise, technology industry experience, experience as a public company board member, and sales and marketing experience at KPMG.

Scot E. Land has been a director since February 1998. From 2006 to 2010 Mr. Land served as founder and Executive Vice President for Veratect, a provider of early alert systems. During 2006, Mr. Land also served as Executive Director, Program on Technology Commercialization, University of Washington. Prior to joining the faculty of the University of Washington, Mr. Land was a Managing Director of Cascadia Capital LLC. Mr. Land was a founder and Managing Director of Encompass Ventures from September 1997 to July 2005, a Senior Technology Analyst and Strategic Planning Consultant with Microsoft from June 1995 to September 1997, and a technology research analyst and investment banker for First Marathon Securities, a Canadian investment bank, from September 1993 to April 1995. From October 1988 to February 1993, Mr. Land was the founder, President and Chief Executive Officer of InVision Technologies (acquired by GE in 1994) founded by Mr. Land in October 1988, which designs and manufacturers high-speed computer-aided topography systems for automatic explosives detection for aviation security. Prior to founding InVision Technologies, Mr. Land served as a principal in the international consulting practice of Ernst & Young LLP, a public accounting firm, from April 1984 to October 1988. Mr. Land serves as a director of several privately held companies. The Board of Directors has concluded that Mr. Land should serve as a director because he brings experience as a former CEO as well as management and board experience within the Company’s industry. He also has experience as a public company board member. Mr. Land’s expertise contributes business operational knowledge and strategic planning skills, along with experience important to our corporate development and mergers and acquisitions activities.

William D. Savoy has been a director since May 2004. Between 2004 and 2007, Mr. Savoy consulted with The Muckleshoot Indian Tribe on investment-related matters, strategic planning and economic development. Mr. Savoy served as a consultant for Vulcan Inc., an investment entity that manages the personal financial activities of Paul Allen, from September 2003 to December 2005. Vulcan Inc. resulted from the consolidation in 2000 of Vulcan Ventures Inc., a venture capital fund, and Vulcan Northwest. Mr. Savoy served in various capacities at Vulcan Inc. and its predecessors from 1988 to September 2003, most recently as President of the portfolio and asset management division, managing Vulcan’s commercial real estate, hedge fund, treasury and other financial activities, and as President of both Vulcan Northwest and Vulcan Ventures. Mr. Savoy served as President and Chief Executive Officer of Layered, Inc., a software company, from June 1989 until its sale in June 1990 and as its Chief Financial Officer from August 1988 to June 1989. He is also a director of Drugstore.com, a publicly traded company, where he is a member of the audit committee and chairman of the compensation committee. Mr. Savoy received a B.S. in computer science, accounting and finance from Atlantic Union College. Mr. Savoy has financial expertise, industry experience with portfolio companies, experience managing product development, and mergers and acquisitions and he has held board positions with other publicly traded companies. He also has indirect experience managing engineering efforts. The Board of Directors has concluded that Mr. Savoy should serve as a director because his experience as a chief executive officer, and in various other executive roles, has provided him with broad leadership and executive experience, which contributes operational knowledge and strategic planning skills, along with knowledge important to our corporate development and our mergers and acquisitions activities.

Kendra A. VanderMeulen has been a director since March 2005. Ms. VanderMeulen is currently the President of the Seattle Christian Foundation. She recently served as Executive Vice President, Mobile at InfoSpace, and is an active board member or advisor to a variety of companies in the wireless Internet arena, including Perlego Systems, Inc. and Inrix, Inc. Ms. VanderMeulen joined AT&T Wireless (formerly McCaw Cellular Communications) in 1994 to lead the formation of the wireless data division. Prior to McCaw Cellular Communications, Ms. VanderMeulen served as Chief Operating Officer and President of the Communications Systems Group of Cincinnati Bell Information Systems (now Convergys). She also held a variety of business and technical management positions at AT&T in the fields of software development, voice processing, and signaling systems. Ms. VanderMeulen received a B.S. in mathematics from Marietta College and an M.S. in computer science from Ohio State University. She is the recipient of the 1999 Catherine B. Cleary award as the outstanding woman leader of AT&T. Ms. VanderMeulen has broad industry experience both in management and as a board member. She also brings experience in managing product development, sales and marketing efforts, mergers and acquisitions, and directly managing engineering efforts. The Board of Directors has concluded that Ms. VanderMeulen should serve as a director because of her experience and deep understanding of the wireless Internet industry in which we compete. Her experience at AT&T has provided her with broad leadership and executive abilities, and her outside board experience as director of other technology companies enables her to provide essential strategic and corporate governance leadership to our management team and Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MR. CROWLEY TO THE BOARD OF DIRECTORS.

Executive Officers

The following table sets forth certain information regarding our executive officers as of January 31, 2011:

Name	Age	Positions with the Company
Brian T. Crowley	50	President and Chief Executive Officer, Director
Carey E. Butler	56	Vice President, Professional Engineering Services
Scott C. Mahan	46	Vice President, Finance; Chief Financial Officer; Secretary and Treasurer
Mark E. McMillan	48	Vice President, Worldwide Sales and Marketing
John F.K. Traynor	46	Vice President, Products

Mr. Crowley’s biographical details are set forth above under “Nominees and Other Directors.”

Carey E. Butler has been our Vice President, Professional Engineering Services since November 2003 and directs global development teams located in North America, Taiwan, China and India. From 2002 to 2003, Ms. Butler served as Western Region Area Manager at Information Builders, a business intelligence software and services company. From 2000 to 2001, Ms. Butler was Vice President at Aris Corporation, a professional services company, and from 1996 to 2000 was Partner at BDO Seidman, LLP, a public accounting and management consulting firm. From 1990 to 1996, Ms. Butler was Principal of Performance Computing, Inc., a technology consulting company, subsequently sold to BDO Seidman. From 1982 to 1990, Ms. Butler was Vice President of Operations, Sales and Marketing of Mytec, Inc., a value-added reseller of turnkey financial systems. Ms. Butler holds a B.A. in business, quantitative methods (computer science) from the University of Washington. Ms. Butler left her position with the Company as of March 25, 2011.

Scott C. Mahan has been our Vice President, Finance, Chief Financial Officer, Vice President, Operations, Secretary and Treasurer since January 2004. From October 2003 to December 2003, Mr. Mahan served as a consultant to BSQUARE. From February 2003 to July 2003, Mr. Mahan served as the Interim Chief Financial Officer and Head of Business & Corporate Development at Cranium, Inc., a games manufacturer. From March 2002 to November 2002, Mr. Mahan served as Chief Operating Officer at Xylo, Inc., a company that provided human resource technology and services to Fortune 1000 companies, and from June 1998 to December 2001 as Chief Financial Officer and Vice President, Administration at Qpass, Inc, a provider of billing services to wireless carriers. From September 1996 to May 1998, Mr. Mahan served as Director of Finance at Sequel Technology Corporation, a company that delivered licensed software for the network traffic monitoring market. From August 1994 to August 1996, Mr. Mahan was Controller of Spry, Inc., an Internet software company and Internet service provider. Prior to that, Mr. Mahan was the Assistant Corporate Controller at Paccar Inc. from August 1993 to July 1994 and was an Audit Manager at Ernst & Young LLP in Seattle where he was employed from July 1987 to August 1993. Mr. Mahan holds a B.S. in management from Tulane University.

Mark E. McMillan has been our Vice President, Worldwide Sales and Marketing since February 22, 2010. Prior to that, Mr. McMillan lead the growth of several high tech companies serving as CEO or in senior sales capacities. Specifically, from 2008 to 2010, Mr. McMillan was CEO and Founder of Global IPR Exchange Corp., an electronic exchange designed to provide liquidity to the transactional patent license market. From 2007 to 2008, he was Executive Vice President of World Wide Sales for Smith Micro Software, Inc., a developer of mobile applications and solutions for the communications industry. From 1999 to 2007, Mr. McMillan held various roles at Insignia Solutions, PLC, a public embedded software company specializing in embedded Java and mobile device management solutions, including Chief Executive Officer, President, Chief Operations Officer, Executive Vice President of Sales and Senior Vice President of Sales.

John F.K. Traynor has been our Vice President, Products since September 2010. From November 2009 to September 2010, Mr. Traynor was President of Jazin Company, LLC, an advisory services firm, where he provided product management and marketing advisory services. From August 2008 to November 2009 Mr. Traynor was the Vice President, Product Management for Palm, Inc., a consumer device company, where he was responsible for creating new mobile products. From 1991 until his employment with Palm, Inc., Mr. Traynor spent 16 years with Microsoft where he most recently held key management positions defining and launching products in the mobility space. Mr. Traynor holds a Bachelor of Arts in Finance and Economics from King’s University College at the University of Western Ontario in London, Canada and a Master of Business Administration in Strategic Management from the Schulich School of Business at York University in Toronto, Canada.

CORPORATE GOVERNANCE

Board of Directors Leadership Structure

The Board of Directors has adopted a structure whereby the Chairman of the Board is an independent director. We believe that having a Chairman independent of management provides effective leadership for the Board of Directors and helps ensure critical and independent thinking with respect to the Company’s strategy and performance. Our Chief Executive Officer is also a member of the Board of Directors as the sole management representative on the Board of Directors. We believe this is important to make information and insight about the Company directly available to the directors in their deliberations. Our Board of Directors believes that separating the Chief Executive Officer and Chairman of the Board roles and also having the Chairman of the Board role represented by an independent director is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

Our Chairman of the Board is responsible for the smooth functioning of our Board of Directors, enhancing its effectiveness by guiding Board of Directors processes and presiding at Board of Directors meetings and executive sessions of the independent directors. Our Chairman also presides at shareholder meetings and ensures that directors receive appropriate information from our Company to fulfill their responsibilities. Our Chairman also acts as a liaison between our Board of Directors and our executive management, promoting clear and open communication between management and the Board of Directors.

Board of Directors Role in Risk Oversight

Our Board of Directors has responsibility for the oversight of risk management. Our Board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our Company and the steps we take to manage them. While our Board is ultimately responsible for risk oversight at our Company, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee focuses on financial and accounting risks. Our Governance and Nominating Committee focuses on the management of risks associated with Board organization, membership, structure and corporate governance. Finally, our Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and related to succession planning for our executive officers.

Board of Directors Independence

The Board of Directors has determined that, after consideration of all relevant factors, Messrs. Bibeault, Howse, Jurgensen, Land and Savoy and Ms. VanderMeulen, constituting a majority of our Board of Directors, qualify as “independent” directors as defined under applicable rules of The NASDAQ Stock Market LLC (“Nasdaq”) and that such directors do not have any relationship with the Company that would interfere with the exercise of their independent business judgment.

Standing Committees and Attendance

The Board of Directors held a total of eight meetings during 2010. The Board has an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, an Investment Committee and an IPO Litigation Committee. Information about these committees and committee meetings is set forth below.

The Audit Committee currently consists of Messrs. Howse (Committee Chair), Jurgensen and Land. The Board of Directors has determined that, after consideration of all relevant factors, Messrs. Howse, Jurgensen and Land qualify as “independent” directors under applicable rules of Nasdaq and the Securities and Exchange Commission (“SEC”). Each member of the Audit Committee is able to read and understand fundamental financial statements, including our consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows. Further, no member of the Audit Committee has participated in the preparation of our consolidated financial statements, or those of any current subsidiary of the Company, at any time during the past three years. The Board of Directors has designated Mr. Jurgensen as the “audit committee financial expert” as defined under applicable SEC rules and has determined that Mr. Jurgensen possesses the requisite “financial sophistication” under applicable Nasdaq rules. The Audit Committee is responsible for overseeing our independent auditors, including their selection, retention and compensation, reviewing and approving the scope of audit and other services by our independent auditors, reviewing the accounting principles, policies, judgments and assumptions used in the preparation of our financial statements and reviewing the results of our audits. The Audit Committee is also responsible for reviewing the adequacy and effectiveness of our internal controls and procedures, including risk management, establishing procedures regarding complaints concerning accounting or auditing matters, reviewing and, if appropriate, approving related-party transactions, and reviewing compliance with our Code of Business Conduct and Ethics. The Audit Committee held four meetings during 2010.

The Audit Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed annually by the committee and amended by the Board of Directors as is determined to be necessary or desirable. A current copy of the Audit Committee charter is available on our website at www.bsquare.com on the Management and Governance page.

The Compensation Committee currently consists of Messrs. Jurgensen (Committee Chair) and Savoy. The Board of Directors has determined that, after consideration of all relevant factors, Messrs. Jurgensen and Savoy qualify as “independent” and “non-employee” directors under applicable Nasdaq and SEC rules, and qualify as “outside directors” pursuant to the Internal Revenue Code and the regulations promulgated thereunder. The Compensation Committee makes recommendations to the Board of Directors regarding the general compensation policies of the Company as well as the compensation plans and specific compensation levels for its executive officers. The Compensation Committee held three meetings during 2010.

The Compensation Committee has a number of functions and responsibilities as delineated in its written charter, which is reviewed annually by the committee and amended by the Board of Directors as is determined to be necessary or desirable. In March 2011 the Compensation Committee reviewed its charter and recommended certain amendments, which the Board of Directors approved on April 18, 2011. A current copy of the Compensation Committee charter is available on our website at www.bsquare.com on the Management and Governance page.

One of the primary responsibilities of the Compensation Committee is to oversee, and make recommendations to the Board of Directors for its approval of, the compensation programs and performance of our executive officers, which includes the following activities:

•	Establishing the objectives and philosophy of the executive compensation programs;

•	Designing and implementing the compensation programs;

•	Evaluating the performance of executives relative to their attainment of goals under the programs and reporting to the Board of Directors such evaluation information;

•	Evaluating the Company’s succession plan for its Chief Executive Officer;

•	Calculating and establishing payouts and awards under the programs as well as discretionary payouts and awards;

•	Reviewing base salary levels of the executives; and

•	Engaging consultants from time to time, as appropriate, to assist with program design, benchmarking, etc.

Additional information regarding the roles and responsibilities of the Compensation Committee, as well as the role that our executive officers play in recommending compensation, is set forth below under “Executive Officer Compensation.”

The Compensation Committee also periodically reviews the compensation of the Board of Directors and proposes modifications, as necessary, to the full Board for its consideration.

The Governance and Nominating Committee currently consists of Ms. VanderMeulen (Committee Chair) and Messrs. Land and Savoy. The Board of Directors has determined that, after consideration of all relevant factors, Ms. VanderMeulen and Messrs. Land and Savoy qualify as “independent” directors under applicable Nasdaq rules. The Governance and Nominating Committee met twice in 2010.

The Governance and Nominating Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed annually by the committee and amended by the Board of Directors as is determined to be necessary or desirable. In March 2011 the Governance and Nominating Committee reviewed its charter and recommended certain amendments, which the Board of Directors approved on April 18, 2011. A current copy of the Governance and Nominating Committee charter is available on our website at www.bsquare.com on the Management and Governance page.

The primary responsibilities of the Governance and Nominating Committee are to:

•	Develop and recommend to the Board of Directors criteria for selecting qualified director candidates;

•	Identify individuals qualified to become Board members;

•	Evaluate and select director nominees for each election of directors;

•	Consider the committee structure of the Board of Directors and the qualifications, appointment and removal of committee members;

•	Recommend codes of conduct and codes of ethics applicable to the Company; and

•	Provide oversight in the evaluation of the Board of Directors and each committee.

The Investment Committee was formed in February 2009 as an advisory committee to assist the Board of Directors in exercising its oversight of the Company’s cash and investments policies. During 2010, the Investment Committee consisted of Messrs. Savoy (Committee Chair) and Howse and held two meetings.

The IPO Litigation Committee currently consists of Messrs. Jurgensen and Howse. As disclosed in the Company’s periodic reports filed with the SEC, the Company and certain of our current and former officers and directors were named as defendants in a consolidated class action lawsuit alleging violations of the federal securities laws in connection with the Company’s initial public offering in 1999. In May 2003, the Board of Directors established a special IPO Litigation Committee consisting of Messrs. Jurgensen and Howse, neither of whom was a defendant in the class action litigation. The IPO Litigation Committee has the sole authority to review any proposed agreement to settle the class action litigation on behalf of the Company and to decide whether or not the Company should enter into or reject any proposed settlement. In 2009, the IPO Litigation Committee reviewed and approved a proposed settlement of the litigation. This settlement was entered into, and on October 5, 2009, the district court granted final approval of the settlement. However, the settlement is subject to pending appeals. The IPO Litigation Committee did not hold any meetings during 2010.

No director attended fewer than 75% of the aggregate of the meetings of the Board of Directors and committees thereof, if any, upon which such director served during the period for which he has been a director or committee member during 2010.

Director Nomination Process

The Board of Directors has determined that director nomination responsibilities should be handled by the Governance and Nominating Committee (“the Committee”). One of the Committee’s goals is to assemble a

Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Although the Committee and the Board of Directors do not have a formal diversity policy, the Board of Directors instructed the Committee to consider such factors as it deems appropriate to develop a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. Factors considered by the Committee include judgment, knowledge, skill, diversity (including factors such as race, gender and experience), integrity, experience with businesses and other organizations of comparable size, including experience in software products and services, business, finance, administration or public service, the relevance of a candidate’s experience to the needs of the Company and experience of other Board members, familiarity with national and international business matters, experience with accounting rules and practices, the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members, and the extent to which a candidate would be a desirable addition to the Board of Directors and any committees of the Board of Directors. In addition, directors are expected to be able to exercise their best business judgment when acting on behalf of the Company and its shareholders, act ethically at all times and adhere to the applicable provisions of the Company’s Code of Business Conduct and Ethics. Other than consideration of the foregoing and applicable SEC and Nasdaq requirements, unless determined otherwise by the Committee, there are no stated minimum criteria, qualities or skills for director nominees, although the Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders, and provided that at least one member of the Board of Directors serving on the Audit Committee should meet the criteria for an “audit committee financial expert” having the requisite “financial sophistication” under applicable Nasdaq and SEC rules, and a majority of the members of the Board of Directors should meet the definition of “independent director” under applicable Nasdaq rules.

The Committee identifies director nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. The Committee also takes into account an incumbent director’s performance as a Board member. If any member of the Board of Directors does not wish to continue in service, if the Committee decides not to re-nominate a member for reelection, or if the Board of Directors decides to recommend that the size of the Board of Directors be increased, the Committee identifies the desired skills and experience of a new nominee in light of the criteria described above. Current members of the Board of Directors and management are polled for suggestions as to individuals meeting the Committee’s criteria. Research may also be performed to identify qualified individuals. Nominees for director are selected by a majority of the members of the Committee, with any current directors who may be nominees themselves abstaining from any vote relating to their own nomination.

It is the policy of the Committee to consider suggestions for persons to be nominated for director that are submitted by shareholders. The Committee will evaluate shareholder suggestions for director nominees in the same manner as it evaluates suggestions for director nominees made by management, then-current directors or other appropriate sources. Shareholders suggesting persons as director nominees should send information about a proposed nominee to the Secretary of the Company at our principal executive offices as referenced above at least 120 days prior to the anniversary of the mailing date of the prior year’s proxy statement. This information should be in writing and should include a signed statement by the proposed nominee that he or she is willing to serve as a director of the Company, a description of the proposed nominee’s relationship to the shareholder and any information that the shareholder feels will fully inform the Committee about the proposed nominee and his or her qualifications. The Committee may request further information from the proposed nominee and the shareholder making the recommendation. In addition, a shareholder may nominate one or more persons for election as a director at our annual meeting of shareholders if the shareholder complies with the notice, information, consent and other provisions relating to shareholder nominees contained in our Bylaws. Please see the section above titled “Deadlines for Receipt of Shareholder Proposals” for important information regarding shareholder proposals.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics in compliance with the applicable rules of the SEC that applies to our principal executive officer, our principal financial officer and our principal accounting officer or controller, or persons performing similar functions, as well as to all members of the Board of Directors and all other employees of the Company. A copy of this policy is available on the Management and Governance page on our website at www.bsquare.com or free of charge upon written request to the attention of the Secretary of the Company, by regular mail at our principal executive offices, email to investorrelations@bsquare.com, or facsimile at 425-519-5998. We will disclose, on our website, any amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the Code of Business Conduct and Ethics enumerated in applicable rules of the SEC. There were no such amendments to, or waivers from, a provision of our Code of Business Conduct and Ethics during 2010.

2010 Director Compensation

We have established a compensation plan to attract and retain qualified non-employee directors to serve on our Board of Directors. This plan includes cash and stock awards for directors for service on the Board of Directors and on committees. Directors receive a one-time grant of 25,000 stock options when joining the board and quarterly grants of 1,500 shares of restricted stock. The Chairman of the Board receives a one-time grant of 50,000 stock options when joining the board and quarterly grants of 3,000 shares of restricted stock. The Company pays annual cash fees of $20,000 to directors who do not serve on any of the primary committees (the Audit Committee, the Governance and Nominating Committee and the Compensation Committee), $25,000 to directors who serve on the Governance and Nominating Committee or the Compensation Committee, and $30,000 to directors who serve on the Audit Committee. Directors who serve on more than one of these primary committees earn additional annual cash fees of $5,000, but no additional amounts are paid if a director serves on more than two of these committees. All amounts are payable in quarterly increments. Directors are also reimbursed for reasonable expenses incurred in attending Board of Directors and committee meetings. The Chairman of the Board receives an additional $10,000 in annual cash fees, payable in quarterly increments. Mr. Crowley, our President and Chief Executive Officer and a member of our Board of Directors, does not receive additional compensation for services provided as a director.

The following table presents the 2010 compensation of our non-employee directors. The compensation of Mr. Crowley is described in the Summary Compensation Table in the section titled “Executive Officer Compensation.”

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Donald B. Bibeault (2)	$20,000	$20,265	$40,265
Elwood D. Howse, Jr. (3)	$30,000	$20,265	$50,265
Elliott H. Jurgensen, Jr. (4)	$45,000	$40,530	$85,530
Scot E. Land (5)	$35,000	$20,265	$55,265
William D. Savoy (6)	$30,000	$20,265	$50,265
Kendra A. VanderMeulen (7)	$25,000	$20,265	$45,265

(1)	The amounts in this column reflect the aggregate grant-date fair value of restricted stock awards, determined in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 for stock-based compensation. The amounts included for a particular year reflect only the awards treated as granted in that year. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 7 (Shareholders’ Equity) to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 17, 2011 (the “2010 Form 10-K”).

(2)	Mr. Bibeault held 100,305 stock options and 6,000 unvested restricted stock awards as of December 31, 2010.
(3)	Mr. Howse held 98,875 stock options and 6,000 unvested restricted stock awards as of December 31, 2010.
(4)	Mr. Jurgensen held 85,850 stock options and 12,000 unvested restricted stock awards as of December 31, 2010.
(5)	Mr. Land held 96,875 stock options and 6,000 unvested restricted stock awards as of December 31, 2010.
(6)	Mr. Savoy held 87,500 stock options and 6,000 unvested restricted stock awards as of December 31, 2010.
(7)	Ms. VanderMeulen held 74,125 stock options and 6,000 unvested restricted stock awards as of December 31, 2010.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned during the past two fiscal years by (i) our chief executive officer and (ii) the two most highly compensated executive officers other than the chief executive officer who were serving as executive officers at the end of 2010 and whose total compensation for 2010 exceeded $100,000 in the aggregate (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Brian T. Crowley	2010	$270,000	$—	$156,360	$—	$94,500	$4,919	$525,779
President and Chief Executive Officer	2009	$270,000	$—	$—	$—	$—	$2,735	$272,735

Scott C. Mahan	2010	$208,000	$—	$78,180	$—	$72,800	$4,902	$363,882
Vice President, Finance & Operations, Chief Financial Officer, Secretary and Treasurer	2009	$208,000	$—	$—	$—	$—	$3,000	$211,000

Mark E. McMillan(5)	2010	$132,308	$—	$78,180	$74,977	$100,069	$3,719	$389,253
Vice President, Worldwide Sales and Marketing

(1)	The amounts in this column reflect the aggregate grant-date fair value of restricted stock units granted under our Annual Executive Bonus Program (“AEBP”), determined in accordance with FASB Accounting Standards Codification Topic 718 for stock-based compensation. The amounts included for a particular year reflect only the awards treated as granted in that year. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 7 (Shareholders’ Equity) to the financial statements included in our 2010 Form 10-K.
(2)	The amounts in this column reflect the aggregate grant-date fair value of option awards, determined in accordance with FASB Accounting Standards Codification Topic 718 for stock-based compensation. The amounts included for a particular year reflect only the awards treated as granted in that year. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts set forth in Note 7 (Shareholders’ Equity) to the financial statements included in our 2010 Form 10-K.
(3)	The amounts in this column with respect to Mr. Crowley and Mr. Mahan represent cash awards earned for the indicated year, as applicable under the AEBP. The amount in this column with respect to Mr. McMillan represents cash awards earned by him as described below under “Incentive Plan Compensation – Incentive Sales Compensation Plan.”
(4)	Represents 401(k) matching employer contributions, premiums paid by the Company under a group life insurance plan, and an allowance for mobile telephone and data service, which includes personal use. In previous years, we have included the amount of the telephone and data service allowance paid to each of our named executive officers in “Salary.” This allowance, which is currently $1,800 per year, is now being included in “All Other Compensation” for both years shown in the table.
(5)	Mr. McMillan joined the Company in February 2010.

Employment Agreements with Named Executive Officers

We have agreements with our named executive officers, which include provisions regarding post-termination compensation. We do not have a formal severance policy or plan applicable to our executive officers as a group. Under the agreements with Mr. Crowley and Mr. Mahan, if either officer is terminated without cause (as defined in the applicable agreement, subject to certain exceptions), they will receive termination payments equal to six months of their annual base salary, paid on our normal payroll schedule. In addition, the equity awards held by Mr. Crowley and Mr. Mahan would continue to vest post-termination over the period during which they receive these termination payments. Mr. Crowley and Mr. Mahan are entitled to these termination payments provided they enter into a separation and release agreement acceptable to the Company which includes, among other things, non-solicitation and non-competition provisions that apply for a period of twelve months following termination and an obligation to protect the property of the Company, including intellectual property.

Mr. McMillan joined our Company as Vice President of Worldwide Sales and Marketing in February 2010. Under the employment agreement with Mr. McMillan, if he is terminated when neither cause nor long-term disability exists (as defined in the agreement, subject to certain exceptions) and provided that he enters into a release of any employment-related claims acceptable to the Company, he will receive termination payments equal to four months of his annual base salary, paid on our normal payroll schedule. However, if we give Mr. McMillan at least one full month’s advance notice of termination, these termination payments will be reduced by one month’s salary for each full month of advance notice given. In addition, the equity awards held by Mr. McMillan would continue to vest post-termination for 120 days from the termination date.

No other benefits accrue to the named executive officers under their severance arrangements (such as continuation of medical benefits) under their current employment contracts. The incentive compensation plan applicable to Mr. McMillan for 2010 (as described below under “Incentive Plan Compensation – Incentive Sales Compensation Plan,” and which is subject to change on a quarterly basis), provide that with respect to monthly sales commissions, he will receive payment for invoices generated prior to termination, and with respect to quarterly bonuses based on sales quotas, he must be employed on the last day of a quarter to be eligible for bonus amounts with respect to that quarter.

The agreements with our named executive officers govern the termination of the officer by the Company; they do not address termination by an acquiring company of a named executive officer after a change in control of the Company. There are no individual change-in-control agreements in effect with any of our named executive officers. The terms of our Third Amended and Restated Stock Plan (the “Stock Plan”) do not specifically provide for accelerated vesting of equity awards for participants in the event of a change in control. Instead, the Stock Plan provides that individual equity award agreements may provide for accelerated vesting in connection with certain transactions defined in the Stock Plan (including certain change-in-control transactions). No currently outstanding equity award agreement provides for such acceleration of vesting. In addition, the Stock Plan provides that the Board of Directors may elect to accelerate vesting for any Stock Plan participant at such times and in such amounts as the Board of Directors determines. Any change in control agreement with an executive officer, should it be deemed necessary, would require approval by the Compensation Committee and the Board of Directors.

Determination of Compensation

Total Compensation

For purposes of evaluating executive officer total compensation including base salary, discretionary bonus, equity awards and incentive compensation, the Compensation Committee primarily considers two factors:

•

Benchmark data: Historically, the Compensation Committee has engaged a compensation consultant on an annual basis to compare our executive compensation program with those of public companies in the Pacific Northwest with revenue of less than $100 million. A consultant was not engaged by the Compensation Committee with respect to the determination of 2009 or 2010 compensation for the reasons noted below.

•

Company and individual-specific factors: In addition to considering compensation levels of executives at similarly sized regional public companies, the Compensation Committee, in conjunction with the Chief Executive Officer, reviews the Company’s financial performance objectives as well as non-financial performance objectives applicable to each executive (other than the Chief Executive Officer). The Company’s financial performance objectives are determined through collaboration with the Chief Executive Officer, the Board of Directors and the Compensation Committee. The non-financial performance objectives applicable to each executive officer (other than the Chief Executive Officer) are determined in collaboration with the Chief Executive Officer, the executive officer and the Compensation Committee. The Compensation Committee, without input from the Chief Executive Officer, determines the financial and non-financial performance objectives applicable to the

Chief Executive Officer. These objectives and associated awards are governed by the AEBP with respect to Mr. Crowley, Mr. Mahan, and other executive officers who are not members of the sales team, and are governed by a non-equity incentive sales compensation plan with respect to Mr. McMillan. These incentive plans are described below under “Incentive Plan Compensation.”

Base Salary and Discretionary Bonus

The Compensation Committee’s goal is to provide a competitive base salary for our executive officers. The Compensation Committee has not established any formal guidelines for purposes of setting base salaries (such as payment at a particular percentile of the benchmark group), but instead considers the benchmark data along with the Company’s performance and the individual’s performance and experience in determining what represents a competitive salary. The Compensation Committee also considers these factors in its recommendations to the Board of Directors regarding whether and in what amounts to award discretionary cash bonuses, apart from cash awards that may be provided for under incentive plans.

With respect to both 2009 and 2010, in response to overall economic conditions and a need for the Company to proactively manage expenses, our Chief Executive Officer, in conjunction with the Compensation Committee and the Board of Directors, determined that executive salaries would not be changed. The Compensation Committee and the Board of Directors also determined that the Chief Executive Officer’s salary would not be changed with respect to 2009 or 2010 for the same reasons. The annual base salaries set forth below with respect to Mr. Crowley and Mr. Mahan have therefore been in effect since March 2008. Mr. McMillan joined the Company in February 2010.

The following table presents the current annual base salaries of our named executive officers:

Name	Annual Base Salary
Brian T. Crowley	$270,000
Scott C. Mahan	$208,000
Mark E. McMillan	$160,000

Equity Awards

Longer-term incentives in the form of grants of stock options, restricted stock, restricted stock units and other forms of equity instruments to executive officers are governed by the Stock Plan and are made both under incentive plans and outside of those plans.

The Compensation Committee recommends grants and awards of stock options and other forms of equity instruments given to our executive officers under the Stock Plan. Grants and awards recommended by the Compensation Committee are then submitted to the Board of Directors for approval. Stock options have historically been granted at the time of hire of an executive officer. Further, the Compensation Committee periodically reviews the equity ownership of the executive officers and may recommend to the Board of Directors additional awards of equity instruments under the Stock Plan based on a number of factors, including benchmark data, Company performance and individual performance, the vested status of currently outstanding equity awards, the executive’s equity ownership in relation to the other executives and other factors. The Compensation Committee maintains no formal guidelines for these periodic reviews. Stock options are awarded with exercise prices equal to the closing market price per share of our common stock on the grant date.

On February 22, 2010, in connection with his engagement as our Vice President, Worldwide Sales and Marketing, we granted to Mr. McMillan a stock option to purchase up to 50,000 shares of our common stock at an exercise price of $2.34 per share, which option vests quarterly in equal annual installments over a four-year period.

Our named executive officers also participate in incentive compensation programs. Mr. Crowley and Mr. Mahan, as well as other executive officers of the Company who are not members of the sales team, participate in the Annual Executive Bonus Program, while Mr. McMillan, as our Vice President, Worldwide Sales and Marketing, participates in a non-equity incentive sales compensation plan.

Incentive Plan Compensation

Annual Executive Bonus Program

The objectives of the AEBP are to:

•	Encourage and reward individual and corporate performance;

•	Seek alignment of executive officers’ compensation with shareholder interests on both a short-term and long-term basis; and

•	Attract and retain highly-qualified executives.

The AEBP, under which executive officers have the potential to earn awards of cash and restricted stock units, is maintained in collaboration among the Compensation Committee, the Board of Directors and the Chief Executive Officer. Payment under the AEBP is contingent on the achievement of an adjusted annual net income target for the Company and the achievement of individual objectives set for the executive. Individual objectives may be related to achievements such as growing revenue streams, developing successful new products, maintaining low involuntary employee turnover and improving infrastructure to enhance business velocity.

The amount of bonus earned under the AEBP is determined by the following formula, the elements of which are described below:

Bonus Amount =	Base Salary * Target Bonus Opportunity * Company Achievement Multiplier (50% to 150%) * Individual Achievement Multipliers (0% to 100%)

Target Bonus Opportunity. The Target Bonus Opportunity for each executive officer is set as a percentage of base salary. The philosophy used by the Compensation Committee in setting the Target Bonus Opportunity is similar to that used in setting base salaries for the executive officers, including consideration of the benchmark data described previously, among other things.

The 2010 Target Bonus Opportunity percentages were as follows:

Title	Target Bonus Opportunity
Chief Executive Officer	65%
Chief Financial Officer	45%
Vice President	35%

Company Achievement Multiplier. The Compensation Committee, in conjunction with the Chief Executive Officer and Board of Directors, determines the threshold financial measures that the Company must meet in order for executives to earn bonuses under the AEBP. Because reported net income contains equity-based compensation expense, and because the actual amount of compensation expense is variable based on factors largely out of the control of the executive team, the Compensation Committee has decided that net income with equity-based expense added back, or “adjusted net income,” will be used as the primary measure for achievement in the AEBP. Additionally, because it is not possible to accurately forecast the amount of executive bonuses earned at the start of the year, and because executive bonuses are not included in the Company’s annual budget, adjusted net income excludes any executive bonus expense. The Compensation Committee also has discretion to make other adjustments based on particular facts and circumstances that may arise. The Compensation Committee has set three adjusted net income targets:

Bonus Trigger: This is the amount of adjusted net income that the Company must earn in order for any AEBP bonuses to be paid. Once adjusted net income reaches this amount, the Company Achievement Multiplier is set at 50%.

Bonus Target: This is the target adjusted net income level at which the Company Achievement Multiplier is set at 100%. This number corresponds to the net income number set forth in the 2010 budget that is formally approved by the Board of Directors, with any 2010 equity-based compensation expense estimate added back.

Bonus Cap: This is the adjusted net income level at which the Company Achievement Multiplier will cap at 150%.

If the Company does not achieve the Bonus Trigger, then the Company Achievement Multiplier is set at 0%, and no bonuses are paid under the AEBP.

When adjusted net income falls between the Bonus Trigger and the Bonus Target, the Company Achievement Multiplier will be prorated from 50% to 100%. When adjusted net income falls between the Bonus Target and the Bonus Cap, the Company Achievement Multiplier will be prorated from 100% to 150%. If adjusted net income is greater than the Bonus Cap, the Company Achievement Multiplier will remain capped at 150%.

For 2010, the financial targets for the Company Achievement Multiplier were as follows:

Description	Adjusted Net Income		Bonus Percentage
	Minimum	Maximum
Below Trigger	$0	$2,473,000	0%
Trigger to Target	$2,473,000	$3,440,000	50% to 100% pro rated
Target	$3,440,000	$3,440,000	100%
Above Target	$3,440,000	$4,373,000	100% to 150% pro rated
	$4,373,000	and above	capped at 150%

Individual Achievement Multiplier. Each executive other than the Chief Executive Officer is assigned objectives by the Chief Executive Officer. The Compensation Committee in conjunction with the Board of Directors determines the Chief Executive Officer’s objectives. Objectives for executives other than the Chief Executive Officer may be modified by the Chief Executive Officer during the year in order to suit current business conditions. Objectives are meant to provide guidance and incentive for each executive in the day to day operation of a particular business function.

Each objective carries a particular weighting, with the sum of all objective weightings adding up to 100%.

At the end of the year, the Chief Executive Officer reviews each objective with the particular executive, and determines if the objective was achieved (0% or 100%), or in the case of a prorated objective, what percentage of the objective was achieved. The Chief Executive Officer’s determination is reviewed by the Compensation Committee. The Compensation Committee reviews the Chief Executive Officer’s achievement of objectives.

The Individual Achievement Multiplier is then determined by multiplying the achievement level of each objective by the assigned weighting for that objective. The results for all objectives are then added together to form the Individual Achievement Multiplier.

For example, if an executive had four objectives, each weighted at 25%, the Individual Achievement Multiplier would be determined as follows:

Individual Achievement Multiplier =	(Objective 1 Achievement % * 25%) + (Objective 2 Achievement % * 25%) + (Objective 3 Achievement % * 25%) + (Objective 4 Achievement % * 25%)

As noted above, the objective achievement percentage for pass/fail objectives will be 0% or 100%. For prorated objectives, the objective achievement percentage will be prorated between 0% and 100%, inclusive.

Payment of Bonuses. When an executive earns a bonus under the AEBP, the mix of consideration is dependent on the amount of bonus earned. The amount of the bonus which is up to or equal to 35% of the executive’s base salary (or prorated base salary if the executive was not with us for the full year) is paid in cash, with the remainder paid in the form of restricted stock units which vest over two years in four equal installments semiannually on the last day of July and December of the two years following the year as to which the bonus is payable (2011 and 2012 with respect to 2010 compensation). The number of restricted stock units in the grant is determined by dividing the non-cash portion of the bonus by the closing price of our common stock on the date of grant.

Generally, the Compensation Committee and Chief Executive Officer will attempt to complete bonus calculations as quickly as possible once the fiscal year ends and our finance team has delivered a stable view of adjusted net income for the year. Once the bonus calculations are complete, they must be presented to and approved by the Board of Directors. If restricted stock units are to be awarded to executives, the grant date will be the date that the AEBP awards are approved by the Board of Directors.

Executives must be employed by us at the end of the measurement year in order to be eligible for a bonus. If an executive leaves the employ of the Company before previously awarded restricted stock units have fully vested, any unvested units will be forfeited.

Computation of 2010 Bonus Amounts.

In 2010, our adjusted net income exceeded the Bonus Cap, and the Company Achievement Multiplier was therefore 150%.

The 2010 Individual Achievement Multipliers for Mr. Crowley and Mr. Mahan were 90% and 93.75%, respectively, determined by their assessed achievement of equally-weighted individual objectives. Mr. Crowley’s objectives were (i) achievement of revenue and gross profit targets with demonstration of appropriate cost controls, (ii) completion of a strategic plan for the Company, and (iii) implementation of a system to institutionalize idea generation; and Mr. Mahan’s goals were (i) development of a sales acceleration plan, (ii) development and implementation of tax planning strategies, (iii) advancement of the Company’s investor relations program and (iv) execution within approved budgets.

As such, the bonus amounts for Mr. Crowley and Mr. Mahan were as follows:

Mr. Crowley: $270,000 * 60% * 150% * 90% = $218,700

Mr. Mahan: $208,000 * 45% * 150% * 93.75% = $131,625

Of these amounts, $94,500 and $72,800 were paid in cash to Mr. Crowley and Mr. Mahan, respectively, representing 35% of their respective base salaries for 2010. The remainder as to each was paid in restricted stock units. The date of grant of these restricted stock units was February 23, 2011, and the closing price of our common stock on that day was $11.83. As such, Mr. Crowley received a grant of 10,498 restricted stock units, and Mr. Mahan received 4,972 restricted stock units.

Incentive Sales Compensation Plan

Sales executives participate in non-equity incentive compensation plans with provisions tailored to the particular individual. The terms of these plans, including the 2010 plan applicable to Mr. McMillan, are determined by agreement with the sales executive each year with respect to a particular year’s incentive compensation, but with terms that are subject to change each quarter. The plan applicable to Mr. McMillan for 2010 provided for commissions and bonuses based on Company performance, including percentage commissions on worldwide revenue and worldwide gross profit from particular business lines, and bonuses of fixed dollar amounts payable quarterly based on achievement of revenue and gross profit quotas for those business lines. Percentage commissions based on revenue ranged from 0.18% of revenue to 1.01% of revenue depending on the business line. There are no minimum or maximum amounts payable; percentage commissions depend entirely on the Company’s level of achievement with respect to the particular revenue and gross profit measures, while quarterly bonuses are either earned or missed according to whether the particular Company performance quota is met. The plan for 2010 did not include any individual performance criteria, as distinguished from Company performance criteria.

Special 2010 RSU Grants

In August 2010 the Compensation Committee recommended, and the Board of Directors approved, a grant of restricted stock units to certain of our executive officers, the vesting of which was contingent upon our achievement of an adjusted net income target of $3.44 million for 2010. The awards to our named executive officers were in the amounts of 50,000 restricted stock units to Mr. Crowley, and 25,000 restricted stock units to each of Messrs. Mahan and McMillan. These grants were subject to forfeiture in full if the target was not met, and otherwise vest in two equal installments, the first on the date the Compensation Committee determined that the target had been met (which occurred on February 22, 2011) and the second on December 31, 2011.

Other Compensation and Perquisites

Executives are eligible to participate in standard benefit plans available to all employees including the Company’s 401(k) retirement plan, medical, dental, disability, vacation and sick leave and life and accident insurance. The same terms apply to all employees for these benefits except where the value of the benefit may be greater for executives due to the fact that they are more highly compensated than most other employees (e.g., disability benefits). However, all executive officers receive a phone allowance of $1,800 per year, as do other employees whose job responsibility requires them to be on call. The individuals receiving the allowance are not reimbursed for normal cell phone usage. We provide no pension or deferred compensation benefits to our executive officers. We do not currently have in place any tax “gross-up” arrangements with our executives.

Outstanding Equity Awards at Fiscal Year End

The following table presents the outstanding equity awards held by the named executive officers as of December 31, 2010:

	Option Awards						Stock Awards (5)
Name		Number of Securities Underlying Unexercised Options		Option Exercise Price ($) (1)	Option Expiration Date (2)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (6)
	Grant Date	Exercisable	Unexercisable
Brian T. Crowley	04/01/2002	25,000	—	$14.40	04/01/2012
	08/29/2002	16,875	—	$2.88	08/29/2012
	08/29/2002	1,875	—	$2.88	08/29/2012
	07/24/2003	75,000	—	$4.00	07/24/2013
	09/21/2004	125,000	—	$2.32	09/21/2014
	03/23/2007	46,875	3,125	$4.34	03/23/2017	(3)
	03/20/2008	30,938	14,062	$3.80	03/20/2018	(3)
	08/03/2010						50,000	$437,500

Scott C. Mahan	01/07/2004	37,500	—	$6.47	01/07/2014
	09/21/2004	62,500	—	$2.32	09/21/2014
	03/23/2007	32,813	2,187	$4.34	03/23/2017	(3)
	03/20/2008	17,188	7,812	$3.80	03/20/2018	(3)
	08/03/2010						25,000	$218,750

Mark E. McMillan	02/22/2010	—	50,000	$2.34	02/22/2020	(4)
	08/03/2010						25,000	$218,750

(1)	The option exercise price is set at the closing price of our common stock on the date of grant.
(2)	All options outstanding expire ten years from the grant date.
(3)	These options vest quarterly over four years from the grant date.
(4)	These options vest annually over four years from the grant date.
(5)	These awards are restricted stock units granted as incentive plan compensation as described above under “Incentive Plan Compensation – Special 2010 RSU Grants.” On February 22, 2011, the 2010 Company performance criterion was determined to have been met, and on that date these grants vested as to half the underlying shares, with the remaining units vesting on December 31, 2011.
(6)	Based on the closing price of our common stock of $8.75 on December 31, 2010.

Employee Benefit Plans

Equity Compensation Plan Information

The following table presents certain information regarding our common stock that may be issued upon the exercise of options and vesting of restricted stock units granted to employees, consultants or directors as of December 31, 2010:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,942,723	(1)	$3.86	415,419	(2)

(1)	Amount includes 346,776 restricted stock units granted and unvested as of December 31, 2010.
(2)	The Stock Plan provides for an automatic annual increase in the number of shares reserved for issuance by an amount equal to the lesser of: (i) four percent of our outstanding shares at the end of the previous fiscal year, (ii) an amount determined by our Board of Directors, or (iii) 375,000 shares. In February 2011, the number of shares reserved for issuance under the Stock Plan was increased by 375,000 per these terms. The number of securities reflected above in column (c) does not reflect this increase.

Stock Plan

Under the terms of the Stock Plan, we have granted options to purchase common stock to our officers, directors, employees and consultants. Under the terms of the Stock Plan, we also have the ability to issue restricted stock, restricted stock units and certain other equity-based compensation to our officers, directors, employees and consultants. We awarded restricted stock to our directors in 2010. We also awarded restricted stock units to certain employees in 2010.

401(k) Plan

We maintain a tax-qualified 401(k) employee savings and retirement plan for eligible U.S. employees. Eligible employees may elect to defer a percentage of their eligible compensation in the 401(k) plan, subject to the statutorily prescribed annual limit. We may make matching contributions on behalf of all participants in the 401(k) plan in the amount equal to one-half of the first 6% of an employee’s contributions. Matching contributions are subject to a vesting schedule; all other contributions are fully vested at all times. We intend the 401(k) plan to qualify under Sections 401(k) and 501 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or the Company to the 401(k) plan and income earned, if any, on plan contributions are not taxable to employees until withdrawn from the 401(k) plan (except as regards Roth contributions), and so that we will be able to deduct our contributions when made. The trustee of the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of a number of investment options.

In February 2009, all matching contributions by the Company in the 401(k) plan were suspended in response to overall economic conditions and a need for the Company to proactively manage expenses. In light of improved conditions in the overall economy and in our business, we resumed matching contributions as of August 20, 2010.

STOCK OWNERSHIP

Security Ownership of Principal Shareholders, Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2011 as to:

•	Each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock;

•	Each director and nominee for director of the Company;

•	Each of the named executive officers; and

•	All of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares listed below under the heading “Amount and Nature of Beneficial Ownership” is the aggregate beneficial ownership for each shareholder and includes:

•	common stock beneficially owned;

•	restricted stock awards;

•	currently vested options; and

•	stock options and restricted stock units that are not currently vested but will become vested within 60 days of March 31, 2011.

Of this total amount, the number of shares of common stock subject to options that are currently vested, and stock options and restricted stock units that are not currently vested but will become vested within 60 days of March 31, 2011 are deemed outstanding for such shareholder (the “Deemed Outstanding Shares”) and are also separately listed below under the heading “Number of Shares Underlying Options and RSUs.” For purposes of calculating the number of shares beneficially owned by a shareholder, director or executive officer and resulting percentage ownership, the Deemed Outstanding Shares are not treated as outstanding for the purpose of computing the percentage ownership of common stock outstanding of any other person.

This table is based on information supplied by officers, directors, principal shareholders and filings made with the SEC. Percentage ownership is based on 10,565,623 shares of common stock outstanding as of March 31, 2011.

Unless otherwise noted below, the address for each shareholder listed below is: c/o BSQUARE Corporation, 110 110th Avenue NE, Suite 200, Bellevue, Washington 98004. Unless otherwise noted, each of the shareholders listed below has sole investment and voting power with respect to the common stock indicated, except to the extent shared by spouses under applicable law.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Number of Shares Underlying Options and RSUs	Percent of Common Stock Outstanding
5% Owners:

Renaissance Technologies LLC (1)	623,130	—	5.9%
800 Third Ave, 33rd Floor New York, NY 10022

Directors and Executive Officers:

Donald B. Bibeault (2)	291,438	100,305	2.8%

Elwood D. Howse, Jr. (2)	125,375	96,875	1.2%

Elliott H. Jurgensen, Jr. (3)	164,400	85,850	1.6%

Scot E. Land (2)	125,645	96,875	1.2%

William D. Savoy (2)	110,000	87,500	1.0%

Kendra A. VanderMeulen (2)	100,625	74,125	1.0%

Brian T. Crowley	450,645	362,998	4.3%

Scott C. Mahan	226,235	171,222	2.1%

Mark E. McMillan	45,195	25,000	*

All executive officers and directors as a group (4)	1,646,982	1,100,750	15.6%

*	Less than 1%.
(1)	The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 11, 2011. The beneficial ownership of such reporting person may have changed between such date and March 31, 2011.
(2)	Beneficial ownership includes 6,000 unvested restricted stock awards, which are subject to forfeiture.
(3)	Beneficial ownership includes 12,000 unvested restricted stock awards, which are subject to forfeiture.
(4)	Includes one additional executive officer in addition to the listed named executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5. Executive officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the year ended December 31, 2010, its executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities complied with all applicable Section 16 filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions since January 1, 2009, nor are there any proposed transactions as of the date of this proxy statement, as to which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person has or will have a direct or indirect material interest, other than equity and other compensation, termination and other arrangements, which are described above under “2010 Director Compensation” and “Executive Officer Compensation.”

PROPOSAL TWO

RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Independent Auditors

The independent registered public accounting firm of Moss Adams LLP (“Moss Adams”) has acted as the Company’s auditor since May 2006 and has audited the Company’s financial statements for the years ending December 31, 2010 and 2009. Moss Adams is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on its audit. A representative of Moss Adams is expected to be present at the Annual Meeting, where he or she will have the opportunity to make a statement and to respond to appropriate questions.

The Audit Committee’s Charter provides that it shall have the sole authority and responsibility to select, evaluate and, if necessary, replace the Company’s independent registered public accounting firm. The Audit Committee has selected Moss Adams as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

The Audit Committee pre-approves all audit and non-audit services performed by the Company’s auditor and the fees to be paid in connection with such services in order to assure that the provision of such services does not impair the auditor’s independence. Unless the Audit Committee provides general pre-approval of a service to be provided by the auditor and the related fees, the service and fees must receive specific pre-approval from the Audit Committee.

The Company is asking the shareholders to ratify the appointment of Moss Adams as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011. While the Audit Committee will consider the outcome of the shareholder vote, it is not binding. If the shareholders do not ratify this appointment, the Audit Committee will, at its discretion, determine whether to continue with Moss Adams or recommend and appoint a different independent registered public accounting firm.

Audit Fees

Moss Adams billed the Company for audit fees of $240,519 and $232,500 during the years ended December 31, 2010 and 2009, respectively. These audit fees related to professional services rendered in connection with the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in each of the Company’s quarterly reports on Form 10-Q and accounting services that relate to the audited consolidated financial statements and are necessary to comply with generally accepted auditing standards.

Audit-Related Fees

There were no fees billed for fiscal year 2010 for assurance and related services by Moss Adams that were reasonably related to the performance of its audit of our financial statements and not reported under the caption “Audit Fees.” Moss Adams billed the Company for audit-related fees of $48,200 for fiscal year 2009. These fees primarily consisted of audit fees associated with our TestQuest, Inc. asset acquisition.

Tax Fees

There were no fees billed for fiscal years 2010 or 2009 for tax compliance, tax advice or tax planning services rendered to the Company by Moss Adams.

All Other Fees

Moss Adams billed the Company $7,000 for fiscal year 2010 in connection with the SEC’s review of our Annual Report on Form 10-K for the year ended December 31, 2009. There were no fees billed for fiscal year 2009 for other services rendered to the Company by Moss Adams.

Audit Committee Report

In connection with the Company’s financial statements for the fiscal year ended December 31, 2010, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;

•

Discussed with the Company’s independent registered public accounting firm, Moss Adams LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon these reviews and discussions, the Audit Committee approved the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee:

Elwood D. Howse, Jr., Chair

Elliott H. Jurgensen, Jr.

Scot E. Land

Vote Required

The ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm requires that the votes cast in favor of the proposal exceed the votes cast against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

OTHER MATTERS

Shareholder Communications with the Board of Directors and Board Attendance at Annual Shareholder Meetings

Our shareholders may, at any time, communicate in writing with any member or group of members of the Board of Directors by sending such written communication to the attention of the Secretary of the Company by regular mail to our principal executive offices, email to investorrelations@bsquare.com or facsimile at 425-519-5998. Copies of written communications received by the Secretary of the Company will be provided to the relevant director(s) unless such communications are considered, in the reasonable judgment of the Secretary of the Company, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or our business, or communications that relate to improper or irrelevant topics.

The Chairperson of the Board of Directors is expected to make all reasonable effort to attend the Company’s annual shareholder meeting in person. If the Chairperson is unable to attend an annual shareholder meeting for any reason, at least one other member of the Board of Directors is expected to attend in person. Other members of the Board of Directors are expected to attend the Company’s annual shareholder meeting in person if reasonably possible. Messrs. Crowley, Howse, Jurgensen and Savoy and Ms. VanderMeulen attended the 2010 Annual Meeting of Shareholders.

Transaction of Other Business

The Board of Directors of the Company knows of no other matters to be submitted at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in respect thereof as the proxy holders deem advisable.

Annual Report to Shareholders and Form 10-K

Our Annual Report to Shareholders for the year ended December 31, 2010 (which is not a part of our proxy solicitation materials) is being mailed to our shareholders with this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, without exhibits, is included with the Annual Report to Shareholders.

By Order of the Board of Directors

Scott C. Mahan

Vice President, Finance & Operations,

Chief Financial Officer, Secretary and Treasurer

Bellevue, Washington

May 4, 2011

BSQUARE Corporation

96710

FOLD AND DETACH HERE

Please mark your votes as indicated in this example

The Company’s Board of Directors recommends a vote FOR the nominee for director listed below and a vote FOR proposal 2.

FOR WITHHOLD

1. ELECTION OF DIRECTOR

Nominee:

01 Brian T. Crowley

FOR AGAINST ABSTAIN

2. PROPOSAL TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

You can now access your BSQUARE Corporation account online.

Access your BSQUARE Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for BSQUARE Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on June 8, 2011: The proxy statement and annual report are available at www.bsquare.com/investor/proxy.

FOLD AND DETACH HERE

PROXY FOR HOLDERS OF COMMON STOCK OF

BSQUARE CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BSQUARE CORPORATION

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 8, 2011

The undersigned holder of common stock of BSQUARE Corporation, a Washington corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 4, 2011, and hereby appoints Brian T. Crowley and Scott C. Mahan, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 8, 2011 at 10:00 a.m. local time at the Company’s offices at 110 110th Avenue NE, Suite 200, Bellevue, Washington 98004 and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR NAMED IN THE ACCOMPANYING PROXY STATEMENT; (2) FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011; AND (3) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side) 96710